UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): October 20, 2010

Value Line, Inc.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	0-11306 (Commission File Number)	13-3139843 (I.R.S. Employer Identification No.)

220 East 42nd Street
New York, New York
(Address of Principal Executive Offices)
10017
(Zip Code)

(212) 907-1500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2010, Mary Bernstein was appointed by the Board of Directors (the "Board") of Value Line, Inc. ("Value Line") to serve as a director of Value Line.  Ms. Bernstein is not expected to serve on any Board committees upon her appointment to the Board.  There is no arrangement or understanding between Ms. Bernstein and any other person pursuant to which Ms. Bernstein was selected as a director of Value Line.  No material plan, contract or arrangement to which Ms. Bernstein is a party or in which she participates is being entered into or materially amended in connection with Ms. Bernstein's appointment to the Board and Ms. Bernstein is not receiving any grant or award or modification thereto, under any such plan, contract or arrangement in connection with Ms. Bernstein's appointment to the Board.  Since April 30, 2009, Ms. Bernstein has not had a direct or indirect material interest in any transaction or proposed transaction, in which Value Line was or is a proposed participant, exceeding $120,000.

On October 20, 2010, Thomas T. Sarkany resigned as a director of Value Line.

Item 8.01.  Other Events.

On October 22, 2010, Value Line announced that the Board declared a special dividend of $2.00 per common share of Value Line, payable on November 12, 2010 to shareholders of record on  November 1, 2010.  The special dividend is a qualified dividend and is being paid in lieu of Value Line's regular quarterly dividend of $0.20 per common share of Value Line.

The press release announcing the special dividend is attached as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Press release dated October 22, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUE LINE, INC.

Dated: October 22, 2010	By:	/s/ Howard A. Brecher
		Name:	Howard A. Brecher
		Title:	Acting Chairman and Acting
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated October 22, 2010